Exhibit 99.1

                                                          For Immediate Release:

            COMPETITIVE TECHNOLOGIES REPORTS $3.0 MILLION NET INCOME
                       FOR FISCAL YEAR ENDED JULY 31, 2004

Fairfield, CT - (October 14, 2004) - Competitive Technologies, Inc. (AMEX: CTT) today announced results for fiscal year and fourth quarter ended July 31, 2004.

CTT's revenue for fiscal 2004 increased 142% to $8.0 million, compared to $3.3 million for fiscal 2003, an improvement of $4.7 million. Revenue for fiscal 2004 includes $4.7 million from the favorable resolution of the Wyeth litigation in the Materna(TM) case and a $1.2 million settlement relating primarily to the prior sale of assets and contact lens technology to Unilens Corp. Revenue for the fourth quarter of fiscal 2004 was $1.5 million compared to revenue of $1.4 million in the fourth quarter of fiscal 2003. Revenue for the fourth quarter of fiscal 2004 includes $0.9 million relating to Unilens, while revenue for the fourth quarter of fiscal 2003 includes $0.6 million related to the Materna case.

Net income for fiscal 2004 was $3.0 million compared with a net loss of $1.9 million in fiscal 2003, an improvement of $4.9 million. The fourth quarter results for fiscal 2004 were a net loss of $0.1 million compared to a net loss of $0.8 million in the fourth quarter of fiscal 2003.

"This has been an exciting, eventful and profitable year for CTT," said John B. Nano, CTT's President and CEO. "We delivered on our commitment to achieve profitability in 2004 despite a challenging business environment. Our financial strength has improved dramatically since last year. The profitable business results have increased shareholders' equity to $4.9 million from $1.2 million. Our working capital has increased to $3.6 million from $1.0 million, and we have $4.8 million remaining from Fusion Capital's commitment to buy up to $5 million of our stock. Our auditors have indicated they will issue an audit opinion without a going-concern explanatory paragraph, and we believe that we now meet all of the AMEX listing standards."

Mr. Nano continued, "Recently, CTT received favorable court decisions in two important patent infringement litigations, the homocysteine assay case against LabCorp and the Materna pre-natal vitamin supplement case against Wyeth. As a result of the homocysteine decision, we are proceeding to collect current homocysteine royalties and past royalties unpaid since 1998. Clinical trials for male and female sexual dysfunction using CTT's royalty-based technologies are proceeding at Palatin Technologies, which is jointly developing and commercializing the technologies with King Pharmaceuticals. CTT's sunless tanning technology is in clinical trials being conducted by EpiTan Limited. Our 20.9%-owned affiliate, Melanotan, owns 15.2 million shares of EpiTan. Additionally, CTT will receive royalties on sales of products using our technology."

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"CTT's business development team has signed several option and license agreements this year, including a video compression and decoding technology in the MPEG-4 Visual Patent Portfolio, the human enterovirus assay, the Holonyak semiconductor light emitter, the rhodamine derivative technology and, most recently, for dental use of our nanotechnology bone biomaterial. We have also extended our reach and strengthened our global capabilities in a strategic alliance with Trykor, Inc. for marketing CTT technologies in Russia, Eastern Europe and Central Asia. CTT's team is aggressively marketing and successfully growing a portfolio of highly appealing, innovative technologies that includes the homocysteine assay, the video compression and decoding technology, the sexual dysfunction therapeutic, the sunless tanning technology, energy recovery technology for plasma display panels, the nanotechnology bone biomaterial, silicon carbide wafer testing, encryption technology, EZSpeech(TM) language-mastering software, renewable fuel technology, an anti-cancer compound and the Therapik(R) device. CTT is committed to increasing shareholder value by building profitable recurring revenue streams utilizing global market vision and experience to target significant opportunities for technology needs."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. These statements involve risks and uncertainties inherent in our business, including those set forth under the caption "Risk Factors" in our Prospectus filed with the SEC on May 6, 2004 under Rule 424 (b)(3) of the Securities Act of 1933, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:     Johnnie D. Johnson, Strategic IR, Inc.
                         Tel. (212) 754-6565; Fax (212) 754-4333
                         E-mail: jdjohnson@strategic-ir.com
                         E-mail: ctt@competitivetech.net

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                         COMPETITIVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

                    FOURTH QUARTER AND FULL YEAR FISCAL 2004

                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
          (dollars in thousands, except per share amounts) (unaudited)

                                    Fourth Quarter ended      Fiscal Year Ended
                                           July 31,                July 31,
                                       2004       2003         2004       2003
                                     --------   --------     --------  ---------

Revenues                             $ 1,466    $ 1,422      $ 8,022   $  3,320

Expenses                               1,588      2,181        5,067      5,255
                                     --------   --------     --------  ---------
Net income (loss)                    $  (122)   $  (759)     $ 2,955   $ (1,935)
                                     ========   ========     ========  =========
Net income (loss) per share:
  Basic                              $ (0.02)   $ (0.12)     $  0.47   $  (0.31)
                                     ========   ========     ========  =========
  Diluted                            $ (0.02)   $ (0.12)     $  0.46   $  (0.31)
                                     ========   ========     ========  =========

Weighted average number of
 common shares outstanding:
  Basic (000)                          6,314      6,201        6,248      6,183
  Diluted (000)                        6,314      6,201        6,457      6,183


                                                                At         At
                                                             July 31,   July 31,
                                                               2004       2003
                                                             --------  ---------
Other Financial Data
 Cash and cash equivalents                                   $ 4,310   $  1,504
                                                             ========  =========
 Total assets                                                $ 6,681   $  2,952
                                                             ========  =========
 Total liabilities                                           $ 1,742   $  1,783
                                                             ========  =========
 Shareholders' equity                                        $ 4,939   $  1,169
                                                             ========  =========

Note: The income statement has been reclassified to a single-step financial presentation.